SUB-ITEM 77C:	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On April 21, 2011, a Special Meeting of Shareholders of the Veracity Small Cap Value Fund was held for the purpose of voting on the following Proposals:

Proposal 1:   To approve or disapprove an Agreement and Plan of Reorganization providing for (a) the acquisition of all of the assets of the Veracity Small Cap Value Fund by the Munder Small-Cap Value Fund (“Munder Fund”), a diversified series of Munder Series Trust (“MST”), an open-end management investment company, in exchange for shares of the Munder Fund and the assumption by the Munder Fund of all liabilities of the Veracity Small Cap Value Fund and (b) the subsequent liquidation, termination, and dissolution of the Veracity Small Cap Value Fund.

The total number of shares of the Fund present in person or by proxy was 4,111,147, which represented 53.09% of the shares entitled to vote at the meeting.

Proposal 1 was approved by shareholders. The results of the voting were as follows:

	Number of Shares
For	Against	Abstain
3,640,485	2,044	468,617

Proposal 2:   To approve or disapprove of an investment advisory agreement between the Veracity Trust and Integrity Asset Management, LLC on behalf of the Veracity Small Cap Value Fund.

Proposal 2 was approved by shareholders. The results of the voting were as follows:

	Number of Shares
For	Against	Abstain
3,550,390	92,140	468,617